                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                             Boston Chicken, Inc.
                      ------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                  100578 10 3
                                  -----------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

-----------------------                                  ---------------------
 CUSIP NO. 100578 10 3                13G                  PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Scott A. Beck
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          4,855,168
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,855,168
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,855,168
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 100578 10 3             13G                    PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Saad J. Nadhir
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,651,492
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,651,492
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,651,492
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      3.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 100578 10 3              13G                   PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BC Midwest, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 100578 10 3             13G                    PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BC Midwest Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 4 relates to the statement on Schedule 13G originally filed jointly by Scott A. Beck, Saad J. Nadhir, BC Midwest Trust and BC Midwest, Inc., as amended by Amendments Nos. 1 through 3 thereto. Since the filing of Amendment No. 3 on February 24, 1997, BC Midwest Trust has been dissolved (and shares of the class of securities of the Issuer owned by said Trust have been distributed to its beneficiaries).

Item 1(a)  Name of Issuer:

           Boston Chicken, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           14103 Denver West Parkway
           Golden, Colorado  80401-4086

Item 2(a)  Name of Person Filing:

           (i)    Scott A. Beck

           (ii)   Saad J. Nadhir

           (iii)  BC Midwest, Inc.

           (iv)   BC Midwest Trust (dissolved as of June 27, 1997)

Item 2(b)  Address of Principal Business Office:

           (i) and (ii):

           14103 Denver West Parkway
           Golden, Colorado  80401-4086

           (iii):

           c/o Triune, Inc.
           4770 Baseline Road, Suite 380
           Boulder, Colorado 80303

           (iv):  Not applicable.

Item 2(c)  Citizenship:

           (i)    United States of America
           (ii)   United States of America
           (iii)  Delaware
           (iv)   Not applicable.

Item 2(d)  Title of Class of Securities:

           Common Stock, $0.01 par value

Item 2(e)  CUSIP Number:

           100578 10 3

Item 3  Type of Person:

        Not applicable.

                              Page 6 of 10 pages

Item 4     Ownership (at December 31, 1997):

           (a)  Amount owned "beneficially" within the meaning of rule 13d-3*:

                (i)   4,855,168
                (ii)  2,651,492
                (iii) -0-
                (iv)  -0-

           * The amount reported for Mr. Beck includes 10,610 shares owned by Mr. Beck's spouse, as to which Mr. Beck disclaims beneficial ownership.

           (b)  Percent of class:

                (i)   6.7%**
                (ii)  3.7%***
                (iii) 0%
                (iv)  0%

           ** Based on 72,002,836 shares (being 71,400,617 shares outstanding as of December 31, 1997, 577,500 shares issuable to the reporting person upon exercise of stock options and 24,719 shares issuable upon conversion by the reporting person of the Issuer's 7-3/4% Convertible Debentures).

           *** Based on 72,061,689 shares (being 71,400,617 shares outstanding as of December 31, 1997 and 661,072 shares issuable to the reporting person upon exercise of stock options).

           (c)  Number of shares as to which such person has:

                (A) sole power to vote or to direct the vote:

                    (i)   4,855,168
                    (ii)  2,651,492
                    (iii) -0-
                    (iv)  -0-

                (B) shared power to vote or to direct the vote:

                    (i)   -0-
                    (ii)  -0-
                    (iii) -0-
                    (iv)  -0-

                              Page 7 of 10 pages

                (C)  sole power to dispose or to direct the disposition of:

                     (i)   4,855,168
                     (ii)  2,651,492
                     (iii) -0-
                     (iv)  -0-

                (D)  shared power to dispose or to direct disposition of:

                     (i)   -0-
                     (ii)  -0-
                     (iii) -0-
                     (iv)  -0-

Item 5     Ownership of Five Percent or Less of a Class:

           Each of Saad Nadhir, BC Midwest Trust (which was dissolved as of June 27, 1997) and BC Midwest Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable.

Item 8     Identification and Classification of Members of the Group:

           Not applicable.

Item 9     Notice of Dissolution of Group:

           The Group has ceased to exist and all further filings with respect to transactions in the class of security will be filed, if required, by members of the former Group in their individual capacities. Scott Beck disclaims membership in any such Group and each reference to other members of such former Group is deleted by this Amendment
           No. 4.

Item 10    Certification:

           Not applicable.

                              Page 8 of 10 pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 1998


                                       By: /s/ Scott A. Beck
                                           ----------------------------
                                           Scott A. Beck


                                       By: /s/ Saad J. Nadhir
                                           ----------------------------
                                           Saad J. Nadhir


                                       BC MIDWEST, INC.

                                       By: /s/ Scott A. Beck
                                           ----------------------------
                                           Chairman


                              Page 9 of 10 pages

                                                                       Exhibit 1
                                                                       ---------


     The undersigned agree that the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(f)(iii). This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Date: February 10, 1998


                                       By: /s/ Scott A. Beck
                                           ----------------------------
                                           Scott A. Beck


                                       By: /s/ Saad J. Nadhir
                                           ----------------------------
                                           Saad J. Nadhir


                                       BC MIDWEST, INC.

                                       By: /s/ Scott A. Beck
                                           ----------------------------
                                           Chairman

                              Page 10 of 10 pages